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                                                                    EXHIBIT 99.1

FOR RELEASE AT 8:30 AM                                            SYMBOL: GENG
AUGUST 19, 2003                                                   TRADED: OTCBB




                             GLOBAL ENERGY ANNOUNCES
                          ELECTION OF NEW DIRECTOR AND
                               MANAGEMENT CHANGES

ODESSA, FLORIDA - August 19, 2003 - Global Energy Group, Inc. ("Global Energy") announced today that it has elected a new director and made two management changes.

The Company has appointed Guy S. Frankenfield as Executive Vice President of Global Energy and elected him to its Board of Directors. Frankenfield, prior to this action, was the Vice President - Sales for the Company, a position that he has held since July 2002.

In addition, the Company announced the resignation of its President & Chief Executive Officer, Joseph H. Richardson, who has resigned from the Company to accept a position with Allegheny Power, part of Hagerstown, Maryland based Allegheny Energy, Inc. Richardson will remain as a director of Global Energy.

Frankenfield will have responsibility for all operational and sales activities of the Company, other than financial, which shall remain with Peter E. Toomey, Executive Vice President & Chief Financial Officer. The position of President & Chief Executive Officer will remain unfilled at the present time.

"Guy is a very capable executive and has the background and experience to lead the Company as it continues to transition from research and development to commercialization of its patented technology," said Richardson. Frankenfield has over twenty years experience in energy efficiency and heating and air-conditioning industries. "With Global Energy's focus on manufacturing and selling highly energy efficient heating and air-conditioning equipment," continued Richardson, "Guy's background makes him well-suited to implement our business plan."

Frankenfield holds a degree in Mechanical Engineering from Lehigh University. Prior to joining Global Energy, he had been with Honeywell, Inc. for eight years, IBM for eleven years, and Trane Corporation for three years.

Frankenfield's appointments are effective immediately. Richardson will be leaving the Company on August 22, 2003.

Global Energy was formed in 1998 for the primary purpose of inventing, developing and commercializing new technologies that improve energy efficiency of existing products and processes. The Company has particular focus on, and

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significant skill in, applications that involve thermodynamics and heat exchange. Global Energy currently holds the rights to eight patents and eight patent-pending applications. Additional information is available at: www.gegsolutions.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act Reform Act of 1995. Words or phrases like "we believe." "our goal," "estimate," "project or projected," "will likely result," or similar expressions are intended to identify "forward-looking statements." Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


CONTACTS:

Media & Investor Relations:          Peter Toomey                 727-372-3939